[Johnson Controls, Inc. Letterhead]

January 10, 2006

Johnson Controls, Inc.
5757 Green Bay Avenue
Milwaukee, Wisconsin 53209

Ladies and Gentlemen:

        I am Vice President, Secretary and General Counsel of Johnson Controls, Inc., a Wisconsin corporation (the “Company”), and have advised the Company in connection with the filing of a Registration Statement on Form S-3 (Registration No. 333-130714) (the “Registration Statement”), including the prospectus constituting a part thereof, dated December 27, 2005, and the final supplement to the prospectus, dated January 9, 2006 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of $500,000,000 aggregate amount of the Company’s floating rate notes due 2008, $800,000,000 aggregate amount of the Company’s 5.250% fixed rate notes due 2011, $800,000,000 aggregate amount of the Company’s 5.500% fixed rate notes due 2016 and $400,000,000 aggregate amount of the Company’s 6.000% fixed rate notes due 2036, each in the manner set forth in the Registration Statement and the Prospectus (collectively, the “Debt Securities”). The Debt Securities will be issued under the Senior Indenture, to be dated as of January 17, 2006 (the “Indenture”), between the Company and J.P. Morgan Chase Bank, National Association, as Trustee (the “Trustee”), and the officer’s certificate, to be dated January 17, 2006 (the “Officer’s Certificate”), establishing the terms and providing for the issuance of the Debt Securities.

        In my capacity as Vice President, Secretary and General Counsel of the Company in connection with the proposed issuance and sale of the Securities, I have examined or am otherwise familiar with (i) the Restated Articles of Incorporation of the Company; (ii) the By-Laws of the Company, as amended to date; (iii) the Registration Statement, including the exhibits thereto; (iv) the Indenture and the Officer’s Certificate; (v) the corporate proceedings taken by the Board of Directors of the Company to authorize the filing of the Registration Statement and the issuance of the Securities; and (vi) such other documents, records and instruments as I have deemed necessary or appropriate for purposes of this opinion.

        In my examination of the above-referenced documents, I have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to me as originals and the conformity with the originals of all documents submitted to us as copies.

        Based upon the foregoing, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, and having regard for such legal considerations as I deem relevant, I am of the opinion that the Debt Securities, when executed, authenticated and issued in accordance with the Indenture and the Officer’s Certificate and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company enforceable in accordance with their terms.

        The opinions expressed herein are subject to the qualification that the enforceability of any contract or agreement or of any security or other instrument issued thereunder may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

        I am qualified to practice law in the State of Wisconsin, and I do not purport to be an expert on the law other than that of the State of Wisconsin and the federal laws of the United States of America. I express no opinion as to the laws of any jurisdiction other than the State of Wisconsin and the federal laws of the United States. To the extent matters covered by my opinion are governed by the laws of a jurisdiction other than the State of Wisconsin or the federal laws of the United States, I have assumed, without independent investigation, that the applicable laws of such jurisdiction are identical in all relevant respects to the substantive laws of the State of Wisconsin.

        I hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the reference to me therein. In giving such consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ Jerome D. Okarma Jerome D. Okarma

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